14040 Park Center Road, Suite 210, Herndon, VA  20171;
703-674-5500; Fax 703-674-5506
E-mail: info@steelcloud.com

For company information contact:  Tim Clemensen at 212-843-9337 or tclemensen@rubensteinir.com.
For financial information please access our web site at www.steelcloud.com

PRESS RELEASE
For Immediate Distribution

SteelCloud Receives Marketplace Rule 4310(c)(3) Notice

Herndon, VA—March 27, 2009--SteelCloud, Inc. (Nasdaq: SCLD), an integrator of network-centric, embedded computing appliances, and professional services today announced that on March 23, 2009, the Company was notified by NASDAQ that it is no longer in compliance with Marketplace Rule 4310(c)(3), which requires the Company to have a minimum of $2.5 million in stockholders’ equity, $35 million market capitalization, or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Compliance with this Marketplace Rule is a condition for the continued NASDAQ listing of the Company’s securities.

NASDAQ staff has requested that, on or before April 7, 2009 the Company submit its specific plan to achieve and sustain compliance with all listing requirements, including the time frame for completion of the plan.  SteelCloud expects to submit its plan to NASDAQ on or before April 7, 2009.

About the Company

SteelCloud is a manufacturer of embedded integrated computing systems for the industrial automation marketplace. SteelCloud designs and manufactures specialized servers and appliances for federal integrators, software vendors and volume users.  For both the government and commercial markets SteelCloud delivers integration services and software focused on risk management and network management solutions.   SteelCloud’s ISO 9001:2000 certified Quality Management System provides procedures for continuous quality improvement in all aspects of its business.   Over its nearly 20-year history, SteelCloud has won numerous awards for technical excellence and customer satisfaction.  SteelCloud can be reached at (703) 674-5500.  Additional information is available at www.steelcloud.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the computer industry and general economy; availability of financing in the short term; competitive factors; ability to attract and retain personnel, including key sales and management personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-K and its quarterly reports on Forms 10-Q; and any reports on Form 8K. SteelCloud takes no obligation to update or correct forward-looking statements.

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